1999
                   CONESTOGA ENTERPRISES, INC.
                            P R O X Y



                               THIS PROXY IS SOLICITED ON
                               BEHALF OF THE MANAGEMENT OF
NUMBER OF SHARES               CONESTOGA ENTERPRISES, INC.

                               Please sign and return
                               promptly in the enclosed
                               envelope which requires no
                               postage if mailed in the U.S.A.



The undersigned hereby appoint(s) Richard G. Weidner and John M. Sausen, or in the absence of either of them, the one which may be present, or
                                    , as Proxies, each with the power to
appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Conestoga Enterprises, Inc. held of record by the undersigned on April 1, 1999, at the annual meeting of shareholders to be held on May 1, 1999, or any adjournment thereof.

1.  ELECTION OF DIRECTORS          WITHHOLD AUTHORITY TO VOTE
    FOR all nominees listed        FOR all nominees listed
    below                          below
    (except as marked to the
    contrary below)

    John R. Bentz, James H. Murray and Robert M. Myers


    (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)



2. Proposal to approve an amendment of the Company's Articles of Incorporation increasing the number, and decreasing the par value, of the Company's authorized common shares from ten million shares, $5.00 par value to twenty million shares, $1.00 par value.

    FOR                  AGAINST                  ABSTAIN


3.  Proposal to approve the 1999 Stock Option Plan.

    FOR                  AGAINST                  ABSTAIN


4. Proposal to ratify the appointment of Beard & Company, Inc., as independent accountants of the Company for 1999.

    FOR                  AGAINST                  ABSTAIN


5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY and the shares represented hereby will be voted as specified. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED FOR PROPOSALS 1, 2, 3 and 4. If any of such nominees for director is unavailable to serve as director, the proxy or proxies will vote for another person or persons designated by the Board of Directors of the Company. This proxy may be revoked at any time prior to its exercise.

DATED:                       Sign Here                       (SEAL)

                             Sign Here                       (SEAL)

                           When signing as attorney in fact, administrator, executor, trustee, guardian or custodian, please give full title as such. If the stock is registered in more than one name, each joint owner should sign. If the signer is a corporation, sign in the full corporate name by a duly authorized officer.

                  CONESTOGA ENTERPRISES, INC.
              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                       To Be Held May 1, 1999

TO THE SHAREHOLDERS OF THE COMPANY:

    The annual meeting of the Shareholders of CONESTOGA ENTERPRISES, INC. (the "Company") will be held at the Office of the Company, 202 East First Street, Birdsboro, Pennsylvania, 19508, on Saturday, May 1, 1999, at 10:00 A.M., for the following purposes:
    1.   To elect 3 Class I Directors for a term of 3 years.

    2. To approve an amendment of the Company's Articles of Incorporation increasing the number, and decreasing the par value, of the Company's authorized common shares from ten million shares, $5.00 par value, to twenty million shares, $1.00 par value.
    3.   To approve the 1999 Stock Option Plan.
    4. To ratify the appointment of Beard and Company, Inc., as independent accountants of the Company for 1999.
    5. To transact such other business as may properly come before the meeting or any adjournment thereof.
    You are requested to vote, date and sign the enclosed proxy and return it in the enclosed envelope at your earliest convenience. If you attend the meeting and decide you want to vote in person, the proxy will not be used.


                                  By order of the Board of Directors


Date:  April 9, 1999              Kenneth A. Benner, Secretary

                           PROXY STATEMENT
                 1999 ANNUAL MEETING OF SHAREHOLDERS


           SOLICITATION OF PROXY, REVOCABILITY AND VOTING


General
    The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Conestoga Enterprises, Inc., a Pennsylvania corporation (the "Company"), for use at the 1999 annual meeting of shareholders to be held on May 1, 1999 (the "Annual Meeting"). Only shareholders of record on April 1, 1999 will be entitled to vote at that meeting. On March 1, 1999, the Company had 4,687,929 shares of Common Stock issued and outstanding.

    The Company's principal executive offices are located at 202 East First Street, Birdsboro, Pennsylvania 19508. The approximate date on which the Proxy Statement and the accompanying proxy are first being sent to shareholders is April 9, 1999.

    Proxies which are validly executed by shareholders and received by the Company prior to the meeting will be voted in accordance with the instructions on the proxy. A shareholder may substitute the name of another person on the accompanying proxy in place of those persons presently named as proxies. In order to vote, a substitute must present adequate identification to the Secretary before the voting occurs.

Voting
    In all matters other than the election of directors, each share of Common Stock outstanding on the record date is entitled to one vote. The holders of a majority of the outstanding shares must be present in person or represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business.

   Each Shareholder has cumulative voting rights for the election of Directors. This is the right to cast as many votes in the aggregate as shall equal the number of shares held by him or her multiplied by the number of directors to be elected. Each Shareholder may cast the whole number of his or her votes for 1 candidate or distribute such votes among 2 or more candidates.

   The affirmative vote of the holders of a plurality of votes cast will be required to elect directors. Therefore, the nominees receiving the highest number of votes cast for the number of positions to be filled shall be elected. The affirmative vote of the holders of the majority of the votes cast will be required to act on all other matters to come before the Annual Meeting.

    Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting, who will also determine whether or not a quorum is present. Shares represented by each duly signed proxy will be voted as directed by the shareholder on the proxy. If no direction is given on a duly signed proxy, the shares subject to that proxy will be voted in favor of the proposals described in this Proxy Statement. The shares will be voted in the judgment of the persons named in the proxy upon such other business as may properly come before the meeting. Shares represented by proxies submitted by brokers who indicate that they do not have authority to vote on a particular matter will be counted as shares that are present for purposes of determining the presence of a quorum, but as unvoted (i.e., not cast) for purposes of determining the approval of the particular matter in question.

Revocability of Proxy
    Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company an instrument of revocation or by the presentation at the meeting of a duly executed proxy bearing a later date. It also may be revoked by attendance at the meeting and election to vote in person. Attendance at the Annual Meeting, in and of itself, will not constitute revocation of a proxy.

Solicitation
    The Company will bear the entire cost of the solicitation of proxies, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material which may be furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. In addition to use of the mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, in person or by telephone.


                           PROPOSAL NO. 1
                        ELECTION OF DIRECTORS


    The Board of Directors of the Company consists of 9 directors, serving in three classes of 3 directors each, the respective terms of which expire alternately over a three-year period. One of the three classes is elected each year to succeed the directors whose terms are expiring. One of the purposes of the meeting is to elect 3 Class I Directors to the Board. The nominees for Class I directors are John R. Bentz, James H. Murray and
Robert M. Myers.

    Unless otherwise specified by the stockholders, the shares represented by the proxies will be voted, either cumulatively or noncumulatively, in the discretion of the proxy holders, for the nominees for Class I directors. If any nominee should become unable to serve, an event not anticipated, the proxies will be voted for another person designated by the present Board. The 3 nominees with the highest number of votes will be elected to the Board. Vacancies in the Board may be filled by the Board, and any director chosen to fill a vacancy would hold office until the next election of the class for which such director had been chosen.

   Information with respect to each nominee and each director whose term will continue after the Annual Meeting is set forth in the following sections. Such information includes summaries of their background, business experience and principal occupations with the Company, its subsidiaries, and otherwise. The Company's two telephone utility subsidiaries are Conestoga Telephone and Telegraph Company and Buffalo Valley Telephone Company, referred to herein as "CT&T" and "BVT", respectively.


Information Concerning Nominees For Election as Directors

                   Class I (Term Expires in 2002)

John R. Bentz; Age 63; Chairman of the Board
    Mr. Bentz has been a member of the Board since 1989, and has been Chairman of the Board since May, 1998. He retired as President in May, 1998, a position he had held since May, 1996. He was employed by CT&T continuously from 1958 until his retirement on June 1, 1998. He is now serving as a
consultant to the Company.   He has been a member of CT&T's board of directors
since October, 1986.

James H. Murray; Age 70; Vice President; "Of Counsel" to Barley, Snyder, Senft & Cohen, LLC, Attorneys-at-Law, Reading, PA
    Mr. Murray has been a member of the Board and a Vice President of the Company since June, 1989. He has been a member of the board of directors of CT&T since 1957 and has been a Vice President of CT&T since June, 1988. He retired as a partner of the law firm of Miller and Murray, LLP, Reading, Pennsylvania, on December 31, 1998, and is now "Of Counsel" to the law firm of Barley, Snyder, Senft & Cohen, LLC, legal counsel to the Company.

Robert M. Myers; Age 51; Director of Personnel, Reading Hospital and Medical Center, Reading, PA
    Mr. Myers has been a member of the Board since 1996. He is the Director of Personnel of the Reading Hospital and Medical Center where he has been employed since 1982.

Information Concerning Directors Who Are Not Standing for Election at the 1999 Annual Meeting

                   Class II (Term Expires in 2001)

Kenneth A. Benner; Age 51; Secretary/Treasurer
    Mr. Benner has been a member of the Board and the Company's
Secretary/Treasurer since June, 1989. He has been a member of the board of directors of CT&T since 1972, and its Secretary/Treasurer since 1982. He has been employed by CT&T since 1974. In June, 1996, Mr. Benner was appointed Vice President and General Manager of BVT.

F. M. Brown; Age 74; President of F. M. Brown's Sons, Inc., Feed and Flour Manufacturers, Sinking Spring, PA
    Mr. Brown has been a member of the Board since June, 1989. He served as the Company's President from June, 1989, until May, 1996, when he relinquished his position as President and was elected Chairman of the Board. He served as Chairman of the Board until May, 1998. Mr. Brown has been a member of the board of directors of CT&T since 1972, and served as its President from 1979 until May, 1996. He is President of F.M. Brown's Sons, Inc., feed and flour manufacturers, Sinking Spring, Pennsylvania.

Donald R. Breitenstein; Age 58; Controller
    Mr. Breitenstein has been a member of the Board and the Company's Controller since June, 1989. He has been employed by CT&T since 1962. He was appointed CT&T's Controller in 1986, and to its board of directors in 1987.

                Class III (Term Expires in 2000)

Richard G. Weidner; Age 72; Retired
    Mr. Weidner has been a member of the Board since June, 1989. He was appointed to the board of directors of CT&T in June 1988. He retired as President of Beard and Company, Inc., Certified Public Accountants, in 1986.

Jean M. Ruhl; Age 57; Retired
    Ms. Ruhl has been a member of the Board since November, 1996. She served as a member of the board of directors of BVT from 1990 until its acquisition by the Company in 1996. She is retired, having served as Chief Financial Officer and Manager of Solar Master Film Corporation from 1974 until 1990.

John M. Sausen; Age 65; Self-Employed Accountant, Oley, PA
    Mr. Sausen has been a member of the Board since June, 1989. He has been a member of the board of directors of CT&T since 1974. He is an accountant with an office in Oley, PA.


                    BOARD MEETINGS AND COMMITTEES


    The Board during the last fiscal year had 12 regularly scheduled meetings and 2 special meetings. Each incumbent director attended 75% or more of the total number of meetings of the Board and the Committees of which he was a member.
    The Board has a standing audit committee of which Mr. Sausen, Mr. Weidner and Ms. Ruhl are members. This committee reviews with the independent auditors the plan and results of the auditing engagement. The audit committee held 4 meetings during the last fiscal year.
    The Board has an executive committee of which Mr. Sausen, Mr. Murray and Mr. Brown are members. This committee reviews and makes recommendations to the Board of Directors on matters of major policy. The executive committee held 7 meetings during the last fiscal year.
    The Board has a compensation committee of which Mr. Sausen, Mr. Murray and Mr. Brown are members. This committee reviews at least annually the salaries of the executive management and makes appropriate recommendations to the Board of Directors. The compensation committee held one meeting during the last fiscal year.
    The Board does not have a nominating committee.

Director Compensation
    During 1998, the Company paid each non-employee member of the Board an annual director's salary of $6,000. In addition, the Company paid them a fee of $750 for each meeting of the Board he or she attended and a fee of $400 for each committee meeting he or she attended. The directors were not paid additional compensation for attending board or committee meetings of the Company's subsidiaries.
    Messrs. Benner and Breitenstein are employees of the Company or one of its subsidiaries and, as such, do not receive additional compensation for serving on the Board and the boards of its subsidiaries or for attending directors' and committee meetings. Mr. Bentz did not receive compensation as a Board member prior to his retirement on June 1, 1998.
    Through May, 1998, the Company paid $2,631 to Mr. Brown for his services as Chairman of The Board.

Certain Business Relationships
    Mr. Murray was a partner of the law firm of Miller and Murray, LLP. The Company retained Miller and Murray, LLP, in 1998, and paid it $201,335 in legal fees. Mr. Murray retired from the practice of law on December 31, 1998. Miller and Murray, LLP, merged with the law firm of Barley, Snyder, Senft & Cohen, LLC, effective January 1, 1999, which firm the Company expects to retain in 1999. Mr. Murray is now "Of Counsel" to the firm of Barley, Snyder, Senft & Cohen, LLC.


                  SECURITY OWNERSHIP OF MANAGEMENT


    The following table reflects, as of March 1, 1999, the total Common Stock ownership of the Company by each director and reporting officer, and by all directors and executive officers as a group. The Company's voting Common Stock is its only class of voting equity securities. Each named individual and all members of the group exercise sole voting and investment power.

                                   Amount
        Name                    and Nature of
         of                      Beneficial                Percent
     Beneficial                   Ownership                  of
       Owner                 (See 1 and 2 Below)            Class

Kenneth A. Benner                  25,200                    .54

John R. Bentz                      20,079                    .43

Donald R. Breitenstein              6,817                    .15

F. M. Brown                        99,220                   2.12

James H. Murray                    37,049                    .79

Robert M. Myers                     3,732                    .08

Jean M. Ruhl                       50,000                   1.07

John M. Sausen                     89,989                   1.92

Richard G. Weidner                  2,889                    .06

Thomas C. Keim                     33,937                    .72

Albert H. Kramer                      714                    .02

Joseph J. Laffey                      239                    .01

Harrison H. Clement, Jr.           15,249                    .33


All Directors and Officers        389,557                   8.22
  as a Group (15 persons)

1. Under the proxy rules of the Securities and Exchange Commission, a person who directly or indirectly has or shares voting power and/or investment power with respect to a security is considered a beneficial owner of the security. Shares as to which voting power and/or investment power may be acquired within 60 days are also considered as beneficially owned under these proxy rules.
2. Included in the shares set forth in the table above are (a) shares beneficially owned by the director, or officer, his wife, minor children and relatives living in his house and includable in such table under rules of the Securities and Exchange Commission, and (b) shares which are deemed to be beneficially owned because the director or officer has voting power or power of disposition with respect to the shares. Share amounts are reported as of March 1, 1999 and percentages of share ownership are calculated based upon 4,687,929 shares of Common Stock of the Company outstanding as of that date. The information in the table is based upon data furnished to the Company by, or on behalf of, the persons referred to in the table.


                        EXECUTIVE COMPENSATION


Report of the Compensation Committee

    Executive Compensation Program
   The Company's executive compensation program is administered by the Board's Compensation Committee, composed of Mr. Brown, Mr. Murray and Mr. Sausen.
   The executive compensation administered by the Committee is primarily that of John R. Bentz, President and Chief Executive Officer (January, 1998 until May, 1998); Albert H. Kramer, Executive Vice President (January, 1998 until May, 1998) and President and Chief Executive Officer (May 1998 until the present); Thomas C. Keim, Vice President Telecom Group;; Joseph J. Laffey, Vice President of Regulatory and External Affairs; Donald R. Breitenstein, Controller; and Harrison H. Clement, Jr., President, Infocore, Inc.
    The Company's executive compensation program consists of a base salary and a potential annual cash incentive award, which is designed to achieve the following objectives:
    (1) to attract and retain key executives with outstanding abilities and to motivate them to perform to the full extent of those abilities;
    (2) to support the Company's business mission of providing superior telecommunications services to its customers, continually increasing shareholder value and treating its employees fairly in the process; and
    (3) linking executive compensation to increased corporate financial performance and profitability.

    Base Compensation
    Base salaries of executive officers are determined by evaluating the responsibilities of their positions and by comparing salaries paid in the competitive marketplace to executives with similar experience and responsibilities. The Company employs an outside compensation consulting firm to review annually these comparisons and update the salary ranges for all salary grades. The Compensation Committee considers both financial and non-financial performance measures in making salary adjustments.
    In March 1998, the Committee reviewed Mr. Bentz's performance during 1997 and made a favorable assessment based upon strong financial growth at both local exchange carriers, progress towards bringing the PCS system online, and successfully merging Infocore as a wholly owned subsidiary of the Company. However, due to Mr. Bentz's stated intention to retire in June, 1998, no compensation adjustment was made at that time. Mr. Kramer also received a favorable review and was awarded a 4.2% merit increase, resulting in an annual base salary of $140,500.

    Incentive Compensation
    The Compensation Committee believes that executives should have a greater portion of their compensation at risk than other employees. In 1996, the Company instituted an annual executive incentive plan. This plan allows the participants to earn an annual bonus of 10-30% of base salary if certain corporate financial goals are met. The goals are set annually by the Board of Directors. In 1998, the goals focused on increasing overall corporate operating income and cash flow. If these goals are not met, there is no payment for that year. Based upon the Company's financial performance in 1998, plan participants (including Mr. Kramer) received incentive bonuses equal to 10% of base pay.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE COMPANY'S BOARD OF DIRECTORS:
John M. Sausen
James H. Murray
F. M. Brown
Compensation Committee Interlocks and Insider Participation
    Messrs. Brown, Murray and Sausen are the members of the Company's Executive Committee.
    From January until May, 1998, Mr. Brown served as Chairman of the Board. He was President of the Company from June, 1989, until May, 1996, and President of CT&T from 1979 until May, 1996. Mr. Brown has participated in all discussions and decisions concerning executive compensation.
    Mr. Murray is a Vice President of the Company. During 1998, Mr. Murray was a partner of the law firm of Miller and Murray, LLP, 542 Court Street, Reading, Pennsylvania, which firm performed legal services for the Company and its subsidiaries. Mr. Murray is not a full time employee of the Company and is not compensated as such. Mr. Murray participates in all discussions and decisions concerning executive compensation.

Summary of Cash and Certain Other Compensation
    The following table sets forth information concerning annual and long term compensation for services in all capacities to the Company during the years ended December 31, 1998, 1997 and 1996 of those persons who were, at December 31, 1998, the chief executive officer, or had served as such at any time during 1998, and the four other most highly compensated executive officers of the Company whose compensation in 1998 exceeded $100,000 (the "Named
Executive Officers"):
             SUMMARY COMPENSATION TABLE

                                                     Long Term Compensation

                        Annual Compensation              Awards        Payouts


  (a)      (b)    (c)       d)      (e)     (f)       (g)       (h)     (i)
                                    Other             Securities
                                    Annual  Restricted  Under-
Name and                            Compen- Stock       lying   LTIP  All Other
Principal                           sations Awards     Option/ Payouts Compen-
Position   Year  Salary($) Bonus($) ($)     ($)        SARs(#)  ($)   sation($)
                 (1)        (2)                                       (3)(4)
John R.
Bentz      1998  $119,812  $ 7,725   None      0        0        0     $ 13,388
President  1997   156,319   18,653   None      0        0        0     $ 22,757
(Until)    1996   147,832   25,371   None    423       900       0     $ 21,435
May, 1998)

Albert H.  1998  $139,513  $13,480   None      0        0        0     $  6,967
Kramer,    1997   132,302   15,300   None      0        0        0        6,898
President  1996   121,948   21,000   None      0        0        0        5,488
(from May,
1998)
Executive
Vice
President
(until May,
1998)

Joseph J.
Laffey     1998  $120,548  $11,600   None      0        0        0     $ 6,043
Vice       1997   117,072   13,750   None      0        0        0       4,307
President, 1996    77,604   19,250   None      0        0        0       2,817
Regulatory
and External Affairs

Donald R.  1998  $111,965  $10,750   None      0        0        0      $16,818
Breitenstein 1997 108,794   12,938   None      0        0        0       16,570
Controller 1996   103,000   17,672   None     94      200        0       14,935

Thomas C.
Keim,      1998  $107,473  $10,400   None      0        0        0      $ 5,400
Vice       1997   105,230   12,500   None      0        0        0        5,632
President  1996    98,176   15,844   None    212      450        0        4,159
Telecom-
munications Group

Harrison
H.Clement, 1998  $112,742  $ 5,500   None      0        0        0      $ 4,990
Jr.        1997   102,000   12,000   None      0        0        0        2,868
President
and CEO of Infocore, Inc.

1. Mr. Bentz' salary for 1998 includes salary as President prior to his retirement on May 31, 1998, totaling $76,062; consulting fees paid after June 1,1998, totaling $31,000; and director's fees paid for his services as director after June 1, 1998, totaling $12,750.
    2. The bonus is an incentive bonus paid to each of the Named Executive Officers under the Company's annual executive incentive plan instituted in 1996.
    3. "All Other Compensation" includes amounts accrued during each of the years stated in the Table for the accounts of Messrs. Bentz and Breitenstein under the employment contracts, described under the heading "Employment Contracts", between each of them and CT&T.
    4. "All Other Compensation" includes amounts contributed for the accounts of the Named Executive Officers under the Company's 401(k) Plan. Messrs. Bentz, Kramer, Laffey, Breitenstein, Keim and Clement participated in the 401(k) Plan in 1998. The amounts contributed against their contributions were $5,782; $6,967; $6,043; $5,621; $5,400 and $4,900, respectively.

Pension Plan
    The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age (65) under the Company's qualified defined benefit pension plan for employees with years of service ranging from 15 through 40 years and earning compensation ranging from $100,000 to $190,000:

                         PENSION PLAN TABLE
                                  Years of Service
Compensation      15      20      25      30      35      40
100,000          15,000  20,000  25,500  31,000  37,500  44,000
110,000          16,500  22,000  28,050  34,100  41,250  48,400
120,000          18,000  24,000  30,600  37,200  45,000  52,800
130,000          19,500  26,000  33,150  40,300  48,750  57,200
140,000          21,000  28,000  35,700  43,400  52,500  61,600
150,000          22,500  30,000  38,250  46,500  56,250  66,000
160,000          24,000  32,000  40,800  49,600  60,000  70,400
170,000          25,500  34,000  43,350  52,700  63,750  74,800
180,000          27,000  36,000  45,900  55,800  67,500  79,200
190,000          28,500  38,000  48,450  58,900  71,250  83,600

    The normal retirement benefit at age 65 is 1.0% of the employees' "average pay" multiplied by years of service to normal retirement date for the first twenty (20) years of service; 1.1% for service in excess of twenty (20) years but less than thirty (30) years; 1.3% for service in excess of thirty (30) years but less than forty (40) years; and 1.0% for service in excess of forty
(40) years. "Average pay" is defined as the average of the highest 5 consecutive years of salary during an employee's last 10 years as a plan participant. With the exception of Mr. Bentz, for 1998 the covered compensation for the Named Executive Officers was the amount reported as "salary" for them in the Summary Compensation Table. Mr. Bentz' covered compensation did not include the amounts paid to him after his retirement as director's and consulting fees. In 1999, Mr. Kramer will have 4, Mr. Laffey 3, Mr. Breitenstein 36, and Mr. Keim 33 credited years of service under the Plan. Benefits are computed as straight-life annuity amounts. The benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or other offset amounts. Although the normal retirement age is 65, an employee with ten years of service may retire at age 55 with actuarially reduced benefits. An employee who has attained the age of 55, but not 65, may retire without any actuarial reduction of his benefits, if the sum of his age and years of service with CT&T is at least eighty (80) when he retires. The years and months of service of an employee are the total length of time that he is employed by CT&T. On June 1, 1998, Mr. Bentz retired and has since then been paid the monthly benefits to which he is entitled under the Plan.

Employment Contracts
   CT&T has entered into employment contracts with John R. Bentz and Donald R. Breitenstein, whereby CT&T has agreed to pay to each of them, or his estate, at such time as he (1) elects to retire from the active and daily service of CT&T on or after a specified date, (2) becomes disabled or (3) dies at any time during the period of employment covered by the agreement, additional retirement, disability, or death compensation equal to ten percent (10%) of his annual gross salary, before deductions, for each year he is employed by CT&T after the date specified in his contract. Such compensation is payable commencing one (1) month after his retirement on or after his specified retirement date, his disability or death, as applicable, in equal monthly installments of 1/120 of the amount of additional compensation accumulated.
The obligation of CT&T to make such payments is conditioned and contingent upon the employee remaining an employee of CT&T until his specified retirement date, unless prior to attaining such retirement age he dies, becomes disabled becomes disabled, or terminates his employment with CT&T for proper cause.
CT&T is obligated to employ each of them until he attains the age of 65 unless his employment is terminated prior thereto as a result of his early retirement, death, disability or for proper cause.
    Mr. Bentz' contract is dated January 28, 1987. Benefits were accrued under it for each full year he was employed by CT&T after January 1, 1983. The amount of $7,606 accrued through May 1998, for Mr. Bentz under his contract and is included in the Summary Compensation Table under the heading "All Other Compensation." Mr. Bentz retired on June 1, 1998. The sum of $165,670 had accrued for him under the contract at the time of his retirement. On July 1, 1998, CT&T started to pay him benefits under the contract in the monthly amount of $1,382. Mr. Bentz will receive these monthly payments until June 1, 2008.
    Mr. Breitenstein's contract is dated March 22, 1989, and benefits accrue under it for each year he is employed by CT&T after January 1, 1989. His retirement date is on or after December 31, 2005. The amount of $11,197 accrued in 1998 for Mr. Breitenstein under his contract and is included in the Summary Compensation Table under the heading "all other compensation".
The total amount accrued for Mr. Breitenstein under his contract as of December 31, 1998, was $94,236, which upon his retirement on or after December 31, 2005, disability or death would provide him equal monthly payments of $785 for ten years.
    The Company and Mr. Kramer entered into an employment contract dated September 1, 1998. The contract provides for a three year term commencing on September 1, 1998, and terminating on August 31, 2001, with provision for renewal. It prescribes Mr. Kramer's compensation, duties and the extent of his services. The contract includes a change of control provision, which provides that, if during the term of the contract and after a change of control, Mr. Kramer's employment with the Company is terminated, either by Mr. Kramer or the Company, the Company will pay to Mr. Kramer his annual salary for a period of three years after the date of termination in such periodic installments as were being paid at the time of the termination.
    CT&T and Mr. Laffey have entered into an employment contract dated May 29, 1996. The contract provides for a three year term commencing on May 29, 1996, and terminating on May 28, 1999, with provision for renewal. It prescribes
Mr. Laffey's compensation, duties and the extent of his services. It does not provide for deferred compensation.
    As part of the Infocore merger transaction, Infocore and Mr. Clement, entered into an employment contract dated April 30, 1997, guaranteed by the Company. The contract provides that until April 30, 1999, Infocore would employ Mr. Clement at the same salary and benefits he was receiving prior to the merger. The contract includes a change of control provision, which provides that, if during the term of the contract and after a change of control, Mr. Clement's employment with Infocore is terminated, either by Mr. Clement or Infocore without cause, Infocore would pay to Mr. Clement at least an amount equal to one and one-half times his annual salary, determined as of the date of termination of his employment.


             SHAREOWNER RETURN PERFORMANCE PRESENTATION


    Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareowner return on the Company's Common Stock against the cumulative total return of the S & P 500 Stock Index and the S & P Telephone Index for the period of five calendar years commencing on December 31, 1993 and ending on December 31, 1998.

Comparison of Five Year Cumulative Total Return

300

250

200

150

100

 50

  0
      Dec.       Dec.       Dec.       Dec.       Dec.       Dec.
      1993       1994       1995       1996       1997       1998


                    CEI         S&P 500         S&P TEL

                   1993   1994    1995    1996    1997    1998

CEI                 100    105     128     116     147     178
S&P 500             100    101     139     171     229     294
S&P TEL.            100     96     144     146     204     299



                           PROPOSAL NO. 2
        AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION
INCREASING THE NUMBER, AND DECREASING THE PAR VALUE, OF THE COMPANY'S AUTHORIZED COMMON SHARES FROM TEN MILLION SHARES, $5 PAR VALUE, TO TWENTY MILLION SHARES, $1 PER VALUE


    The Board has authorized an Amendment to the Company's Articles of Incorporation to increase the authorized number, and decrease the par value, of the Company's common shares from 10 million shares, $5.00 par value, to 20 million shares, $1.00 par value. The full text of the Articles of Amendment to the Company's Articles of Incorporation reflecting this amendment is attached to this Proxy Statement as Exhibit "A".
    The additional common shares for which authorization is sought would have the same rights and privileges as the common shares presently outstanding, except for the decrease in par value. Holders of common shares have no preemptive rights to subscribe to or for any additional shares of the Company.
    The Company currently has approximately 1.3 million authorized common shares available for issuance without shareholder approval, taking into account the shares that (i) are currently outstanding; (ii) committed for issuance under a 3 for 2 stock split that was authorized by the Directors at their meeting on January 26,1999; (iii) reserved for issuance upon the conversion of the Company's outstanding $3.42 Series A Preferred Shares; and
(iv) reserved for the Company's various stock purchase and stock option plans. Although the Company has no present plan or agreement for the issuance of additional common shares, other than those described above, the Board believes that the number of common shares available for issuance could be insufficient to meet the Company's future share requirements. The Board believes that it is desirable to have additional authorized but unissued common shares available for possible financing and acquisition transactions, for additional stock plans like the ones described above and other general corporate purposes. The additional common shares would be available for issuance without further action by the Company's shareholders, unless such action were required by applicable law or the rules of the National Association of Securities Dealers, Inc.'s NASDAQ National Market System ("NASDAQ/NMS"). The authorization of additional common shares may enable the Company to issue additional shares to take advantage of market conditions and the availability of acquisition and other opportunities without the potential delay and expense associated with holding a special meeting of its shareholders, where such issuance would not otherwise require shareholder action.
    The decrease in the par value of the common stock from $5.00 per share to $1.00 per share is intended to preserve the flexibility of the Company to issue additional shares and pay dividends. The principal effect of decreasing the par value of the common stock from $5 per share to $1 per share will be to change the presentation of the "Common Shareholders' Equity" in the Company's financial statements. The item entitled "Common stock" will state the total number of outstanding common shares at $1 per share and move the balance of that account to "Additional paid-in capital". This change will give the Company a larger Additional Paid-in Capital account to which to debit additional shares issued as stock dividends or as stock splits. Consequently, the Company will be able to issue additional shares as stock dividends or stock splits without decreasing its "Retained Earnings" account. Since cash dividends paid are debited to the Retained Earnings account, the decrease in par value enables the Company to issue additional common shares as stock dividends or stock splits without impacting the ability of the Company to pay cash dividends out of the Retained Earnings account.
    Under Pennsylvania law and the Company's articles of incorporation, the affirmative vote of a majority of those shares voted in person or by proxy at the meeting with respect to this proposal is required for approval.
will have the same effect as votes against this proposal.
    The Board of Directors recommends a vote to approve the amendment of the Company's Articles of Incorporation increasing the number, and decreasing the par value, of the Company's authorized common shares.


                           PROPOSAL NO. 3
 APPROVAL OF THE CONESTOGA ENTERPRISES, INC. 1999 STOCK OPTION PLAN


    The Board has adopted, subject to shareholder approval, the Company's 1999 Stock Option Plan (the "Plan") to make 450,000 shares of the Company's common stock (the "Shares") available for the grant of stock options to selected employees of the Company. A copy of the Plan is attached hereto as Exhibit "B".
    Purpose of the Proposed Plan. The purpose of the Plan is to benefit the Company and its subsidiaries by (i) enhancing shareholder value by aligning the goals of management and shareholders to maximize the value of the Company's shares (ii) attracting and retaining officers and employees of outstanding ability, (iii) motivating officers and employees by means of performance related incentives to achieve longer range performance goals and
(iv) enabling officers and employees to participate in the long-term growth and financial success of the Company by the use of stock-based incentives.
    Duration of the Plan; Types of Awards; Eligible Participants; Administration. Subject to shareholder approval of the Plan, awards can be made under the Plan during the ten-year period beginning on June 1, 1999 and ending May 31, 2009. The Plan provides for two types of equity-based incentive awards; incentive stock options and non-qualified stock options, subject to time-based vesting. Certain employees of the Company or any subsidiary of the Company are eligible to receive awards under the Plan. The Plan is administered by a committee of the Board, composed of members to be determined from time to time by the Board, who are not then, and have not been for one year prior to appointment, officers or employees of the Company.
    Number of Shares Subject to the Plan. Awards encompassing a total of not more than 450,000 shares of the Company's common stock, representing approximately 6.4% of the outstanding shares at April 15, 1999, after the 3 for 2 stock split, may be made over the ten-year term of the Plan.
    Shares Used for the Plan; Effect of Stock Split, Etc. Awards made under the Plan may consist of either authorized and unissued shares or shares held in, or acquired by, the treasury of the Company. If an option lapses or expires or is forfeited, terminated or canceled, the shares which are subject to such option will again be available for the purpose of new awards under the Plan (assuming that the Plan is then in effect). If there is any change in the capitalization of the Company, such as a stock split or dividend, or a merger, consolidation, or reorganization with another company, or any other relevant change in the capitalization of the Company, the number of shares available for options under the Plan and the number of shares subject to outstanding options granted under the Plan shall be adjusted to prevent dilution or enlargement of rights.
    Persons Eligible for Awards. Awards under the Plan may be made to certain employees of the Company or a subsidiary of the Company.
    Effective Date. Subject to the shareholder approval, the Plan will be effective June 1, 1999. No awards may be made under the Plan on or after May 31,2009 (unless the Plan is extended with shareholder approval).
    Effect of Termination of Employment; Certain Transfers of Awards. The Plan Committee has the discretion to specify the extent to which awards expire in the event of voluntary or involuntary termination of employment.
    Option Grants: Exercise Price. The exercise price of stock options granted under the Plan shall be the fair market value of the Company's stock on the date the option is granted. Fair market value is defined as the average of the closing prices of the Company's common stock on the ten trading days ending on the third trading day prior to the date of the grant. For purposes of determining Fair Market Value,"Closing Price" shall mean the closing price, regular way, of the Common Stock on the NASDAQ/NMS during such ten day period.
    Option Grants: Terms of Options. Options granted under the Plan shall expire at such time as the Plan Committee shall determine, but not later than the tenth anniversary of the date of the grant. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Plan Committee shall approve, which need not be the same for each grant or for each participant.
    Option Grants: Federal Income Tax Consequences. The federal income tax consequences of the issuance and exercise of options under the Plan depend on the nature of the options granted.
    (a) Nonqualified Stock Options. Under the applicable provisions of the Internal Revenue Code, as presently in effect, no tax will be payable by the recipient of a non-qualified stock option at the time of the grant. Upon exercise of a non-qualified stock option, the excess of the fair market value of the shares with respect to which the option is exercised over the total option price of such shares will be treated for federal tax purposes as ordinary income. Any profit or loss realized on the sale or exchange of any shares actually received will be treated as a capital gain or loss. The Company will be entitled to deduct the amount, if any, by which the fair market value on the date of exercise of the shares with respect to which the option was exercised exceeds the exercise price.
    (b) Incentive Stock Options. With respect to an incentive stock option ("ISO"), generally, no taxable gain or loss will be recognized when the option is granted and no taxable gain or loss will be recognized when the option is exercisable. If the shares acquired upon the exercise of an ISO are held for at least two years after the date of the grant of the option and for at least one year after the date of the exercise of the option, any gain or loss realized upon their sale will be treated as long-term capital gain or loss to the optionee, and the Company will not be entitled to an income tax deduction. If the shares are not held for these time periods, the optionee is taxed at ordinary income rates in the year the stock is sold. The amount so taxed will generally be the difference between the fair market value of the stock on the date of exercise and the exercise price. Any additional gain arising after the stock is purchased will be capital gain. If the optionee were to sell the stock at a price below the value of the stock at the time of exercise, the amount of ordinary income is limited to the excess of the sales price over the exercise price. Generally, no tax deduction is available to the Company, either at the time of exercise of the ISO or upon a sale of the ISO stock. However, if the optionee is required to recognize ordinary income under the rules stated above, the Company will be entitled at that time to a tax deduction equal to the amount of ordinary income recognized by the optionee.
         Amendments of the Plan. The Board may amend or terminate the Plan in whole or in part at any time, subject to any requirements of shareholder approval imposed by applicable law, rule or regulation. No amendment, modification or termination of the Plan shall adversely affect in any material way any award previously granted under the Plan without the written consent of the holder of the award.
    Prospective Awards. It is not possible to determine the amount and type of awards that will be made under the Plan after the date of this Proxy Statement, because such determinations are within the discretion of the Plan Committee, based on such factors as they deem pertinent in selecting participants under the Plan and establishing awards.
    Shares Outstanding; Current Share Price. At March 1, 1999, approximately 4,687,929 shares of common stock of the Company were issued and outstanding. On March 1, 1999, the closing price of the Company's common stock on the NASDAQ/NMS was $31.625.
   Approval Requirement. Under Pennsylvania law and the Company's articles of incorporation, the affirmative vote of a majority of those shares voted in person or by proxy at the meeting with respect to this proposal is required for approval.
   The Board of Directors recommends a vote FOR the approval of the 1999 Stock Option Plan.


                        PROPOSAL NO. 4
                 RATIFICATION OF THE APPOINTMENT OF
                 BEARD & COMPANY, INC., AS AUDITORS


    The Board of Directors has appointed the firm of Beard & Company, Inc., independent certified public accountants, to audit the accounts and certify the financial statements of the Company for the year ending December 31, 1999, subject to the approval of the Shareholders. Beard and Company, Inc., was the independent certified public accountants for the Company for the year ended December 31, 1998. The Shareholders are asked to approve the action of the Board of Directors in making such appointment for 1999, and it is intended that proxies not limited to the contrary will be voted for ratification of such appointment. A representative of Beard and Company, Inc., is expected to be present at the Shareholders' meeting with the opportunity to make a statement if he so desires, and such representative is expected to be available to respond to appropriate questions.
    The Board of Directors recommends a vote FOR the ratification of the appointment of Beard and company, Inc., as independent accountants.


            SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING


    If any Shareholder desires to have a proposal included in the proxy statement for the 2000 Annual Meeting of Stockholders, the proposal must be received by the Company in writing on or before December 11, 1999, by certified mail, return receipt requested. The proposal must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission, the laws of the Commonwealth of Pennsylvania and the Company's By-Laws relating to such inclusion. Stockholder proposals may be mailed to the Corporate Secretary, Conestoga Enterprises, Inc., 202 East First Street, Birdsboro, Pennsylvania 19508.


                            OTHER MATTERS


    The foregoing are the only items of business which the Management intends to present, or is informed that others will present, at the meeting for any action as to which proxies received in response to this solicitation are to be exercised or used for a quorum. However, if other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote the same in accordance with their judgment.

                        By Order of the Board of Directors


                        Kenneth A. Benner, Secretary

Dated:  April 9, 1999                                        EXHIBIT  A

                       ARTICLES OF AMENDMENT

                     CONESTOGA ENTERPRISES, INC
                   A DOMESTIC BUSINESS CORPORATION


    In compliance with the requirements of 15 Pa. C.S. 1915 (relating to articles of amendment), the undersigned business corporation, desiring to amend its Articles, hereby states that:
    1.   The name of the corporation is Conestoga Enterprises, Inc.
    2. The address of this corporation's current registered office in this Commonwealth is: 202 East First Street, Birdsboro, Berks County, Pennsylvania 19508.
    3. The statute by or under which it was incorporated is: the Business Corporation Law of 1988, as amended.
    4.   The original date of incorporation is: January 27, 1989.
    5. The amendment shall be effective upon filing these Articles of Amendment in the Department of State.
    6. The amendment was adopted by the shareholders pursuant to 15 Pa. C.S. 1914(a) and (b).
    7. The amendment adopted by the corporation, set forth in full, is as follows:
         "The corporation shall have authority to issue capital stock as follows:
         i. 20,000,000 shares of voting common stock, par value,$1.00 per share; and
         ii. Series A Convertible Preferred Stock, as described in an Amendment to the corporation's Articles filed with the Department of State on May 31,1996, which amendment and share provisions shall remain in full force and effect."
    IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this day of May, 1999.
                                       CONESTOGA ENTERPRISES, INC.

                                     By:

                                     Title:

                                                                   EXIBIT B
CONESTOGA ENTERPRISES, INC.

                        1999 Stock Option Plan

1.  Purpose of the Plan

    The purpose of the Conestoga Enterprises, Inc. 1999 Stock Option Plan (the "Plan") of Conestoga Enterprises, Inc. (the "Company") and its subsidiaries (the "Subsidiaries") by (i) attracting and retaining officers and employees of outstanding ability, (ii) motivating officers and employees, by means of performance-related incentives, to achieve longer-range performance goals and (iii) enabling officers and employees to participate in the long-term growth and financial success of the Company.

2.  Administration

    The Plan shall be administered by a committee (the "Committee") of the Board of Directors of the Company (the "Board"). The Committee shall be composed of a number, to be determined from time to time by the Board of Directors, of members of the Board of Directors of who are not then, and have not been for one year prior to appointment, officers or employees of the Company. The Committee shall have the sole and absolute power, authority and discretion to interpret the Plan, to prescribe, amend and rescind rules and regulations to further the purposes of the Plan, and to make all other determinations necessary for the administration of the Plan. All such actions by the Committee shall be final and binding. Notwithstanding the foregoing, until the Committee is duly constituted and its membership is appointed, the functions of the Committee hereunder shall be performed by the Board.

3.  Incentive and Nonqualified Stock Options

    Awards under the Plan may be in the form of stock options ("Options") which qualify as "incentive stock options" ("Incentive Stock Options") within the meaning of Section 422 or any successor provision of the Internal Revenue Code of 1986, as amended (the "Code"), or stock options which do not so qualify ("Nonqualified Stock Options"). Each award of an Option shall be designated in the applicable award agreement as an Incentive Stock Option or a Nonqualified Stock Option, as appropriate.

4.  Shares Subject to the Plan

    Options in respect of an aggregate of up to 450,000 shares of the Common Stock of the Company, par value $1.00 per share (the "Common Stock"), shall be available for award under the Plan. If any Option shall cease to be exercisable in whole or in part for any reason, the shares which were covered by such Option but as to which the Option had not been exercised shall again be available under the Plan. Shares issuable under the Plan shall be made available from authorized and unissued or reacquired Common Stock.

5.  Participants; Option Awards

    The Committee shall determine and designate from time to time those officers and employees of the Company and the Subsidiaries who shall be awarded Options under the Plan and the number of shares of Common Stock to be covered by each such Option. In making its determinations, the Committee shall take into account the present and potential contributions of the respective officers and employees to the success of the Company and the Subsidiaries, and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan. Each Option award shall be evidenced by an award agreement in such form as the Committee shall approve from time to time.

6.  Fair Market Value

    For all purposes under the Plan, the term "Fair Market Value" shall mean, as of any applicable date, the average of the Closing Prices (as defined below) per share of the Common Stock on the ten (10) trading days ending on the third trading day prior to the date of grant. For purposes of determining Fair Market Value, "Closing Price" shall mean the applicable of: (i) if the Common Stock is listed on a national securities exchange or is authorized for quotation on the National Association of Securities Dealers, Inc.'s NASDAQ National Market System ("NASDAQ/NMS"), the closing price, regular way, of the Common Stock on such exchange or NASDAQ/NMS, as the case may be, or if no such reported sale of the Common Stock shall have occurred on such date, on the next preceding date on which there was such a reported sale; or (ii) if the Common Stock is not listed for trading on a national securities exchange or authorized for quotation on NASDAQ/NMS, the Fair Market Value of the Common Stock as determined in good faith by the Committee.

7.  Exercise Price

    Incentive Stock Options shall be granted at an exercise price of not less than 100% of the Fair Market Value of the underlying shares of Common Stock on the date of grant, provided, however, that Incentive Stock Options granted to a participant who at the time of such grant owns (within the meaning of Section 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation (a "10% Holder") shall be granted at an exercise price of not less than 110% of the Fair Market Vale on the date of grant. Nonqualified Stock Options shall be granted at an exercise price per share of not less than the Fair Market Value (as defined above) as of the date of grant.

8.  Option Period

    The Committee shall determine the period or periods of time within which Options may be exercised by participants, in whole or in part, provided that (i) the term of an Option shall not exceed ten years from the date of grant; (ii) the term of an Incentive Stock Option granted to a 10% Holder shall not exceed five years from the date of grant; and (iii) the aggregate Fair Market Value (determined on the date of grant) of Common Stock with respect to which Incentive Stock Options granted to a participant become exercisable for the first time in any single calendar year shall not exceed $100,000.

9.  Other Terms and Conditions

    The Committee shall have the discretion to determine terms and conditions, consistent with this Plan, that will be applicable to Options granted hereunder. Options granted to the same or different participants, or at the same or different times, need not contain similar provisions.

10. Payment for Common Stock

    Full payment for shares of Common Stock purchased upon the exercise of the Option shall be made at the time the Option is exercised in whole or in part. Payment of the purchase price shall be made in cash or in such other form as the Committee may approve in the applicable award agreement, including, without limitation, by the delivery to the Company by the participant of (i) a promissory note containing such terms as the Committee may determine or (ii) shares of Common Stock that have been held by the participant for at least six months prior to exercise of the Option, valued at the Fair Market Value of such shares on the date of exercise; provided, however, that if payment is made pursuant to clause (i), the par value of the purchased shares shall be paid in cash. No shares of Common Stock shall be issued to the participant until such payment has been made, and a participant shall have none of the rights of a stockholder with respect to Options held except to the extent such Options have been exercised.

11. Termination of Options

    Unless otherwise determined by the Committee and provided in the applicable award agreement or an amendment thereto, all rights to exercise or surrender Options shall terminate thirty (30) days (but not after the scheduled expiration date of such Option) following the date of termination of the participant's employment for any reason other than the participant's death or retirement on or after his normal retirement age in accordance with the Company's retirement policy for officers and/or employees, as appropriate, and one (1) year following the date of termination of employment by reason of the participant's death or retirement on or after his normal retirement age in accordance with the Company's retirement policy for officers and/or employees, as appropriate (or, if earlier, on the scheduled expiration date of such Option).

12. Effect of Change in Stock Subject to the Plan

    In the event of any subdivision or combination of the outstanding shares of Common Stock, stock dividend, recapitalization, reclassification of shares, sale, lease or transfer of substantially all of the assets of the Company, substantial distributions to stockholders, merger, consolidation or other corporate transactions which would result in a substantial dilution or enlargement of the rights or economic benefits inuring to participants hereunder, the Committee shall make such equitable adjustments as it may deem appropriate in the Plan and the outstanding Options, including, without limitation, any adjustment in the total number of shares of Common Stock which may thereafter be available under the Plan.

13. Nonassignability

    Options shall not be transferable other than by will or the laws of descent and distribution and are exercisable during participant's lifetime only by the participant.

14. Withholding

    The Company shall have the right to deduct from all amounts paid to a participant in cash as salary, bonus or other compensation any taxes required by law to be withheld in respect of Options under this Plan. In the Committee's discretion, a participant may be permitted to elect to have withheld from the shares otherwise issuable to the participant upon exercise of an Option; or to tender to the Company, the number of shares of Common Stock whose Fair Market Value equals the amount required to be withheld.

15. Construction of the Plan

    The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the Commonwealth of Pennsylvania, other than the conflict of law provisions of such laws.

16. Amendment

    The Board may, by resolution, amend or revise the Plan, except that such action shall not be effective without stockholder approval if such stockholder approval is required to maintain the compliance of the Plan and/or awards granted hereunder with Rule 16b-3 of the Securities and Exchange Commission or the deductibility limits of Section 162(m) of the Code. The Board may not alter or impair any Options previously granted under the Plan without the consent of the holders thereof, except in accordance with the provisions of Paragraph 12.

17. Effective Date; Termination of Plan

    The Plan shall become effective on the date on which it is adopted by the Board of Directors, subject to the approval of the Plan by the shareholders of the Company. The Plan shall terminate on the tenth (10th) anniversary of the effective date, unless it is earlier terminated by the Board. Termination of the Plan shall not affect Options previously granted under the Plan.